Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Houlihan Lokey, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-206337) on Form S-8 of Houlihan Lokey, Inc. of our report dated June 13, 2017, with respect to the consolidated balance sheets of Houlihan Lokey, Inc. as of March 31, 2017 and 2016, and the related consolidated statements of comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2017, and the related financial statement schedule, which report appears in the March 31, 2017 annual report on Form 10-K of Houlihan Lokey, Inc.

                          (Signed) KPMG LLP
Dallas, Texas
June 13, 2017